Microbot Medical Showcases a Working Prototype of its Self-Cleaning Shunt

Hingham, MA – January 17, 2019 – Microbot Medical Inc. (Nasdaq CM: MBOT) demonstrated an activated Self-Cleaning Shunt (SCSTM) during recent one-on-one investor and analyst meetings in San Francisco, which took place during the same week as the JP Morgan Healthcare conference. The Company’s SCSTM was activated from a working prototype of its customized headset that is intended to be used periodically by either the patient or the healthcare provider for the operation of the SCSTM.

“Following our recent successful lab and pre-clinical testing of the SCSTM, coupled with the progress we made with the development of our SCSTM device, we are pleased to see the enormous interest and positive feedback from the professional community as we start exposing them to the device”, commented Harel Gadot, President, Chief Executive Officer and Chairman of Microbot.

These small-group demonstrations followed a live demonstration of the headset at the International Society for Hydrocephalus and Cerebrospinal Fluid Disorders (ISHCFD) annual meeting held in Bologna, Italy in October 2018. The ISHCFD was also the first time that, in front of leading global neurologists, the Company’s pre-clinical study results were presented by Professor Pat McAllister, Department of Neurosurgery, Washington University School of Medicine, St. Louis. Dr. McAllister’s presentation was titled “Biocompatibility of the Novel Microbot Medical SCSTM Shunt Catheter” and was part of the Company’s participation at the annual meeting. It highlighted:

●	In-vitro study performed at Wayne State University, which supports the SCSTM’s potential as a viable technology for preventing occlusion in shunts used to treat hydrocephalus.
●	In-vivo animal study performed at Washington University School of Medicine in St. Louis, which supports the safety profile of the Company’s SCSTM as a CSF catheter.

The Company’s innovative SCSTM is designed to prevent obstruction in the cerebrospinal fluid (CSF) catheters implanted in the ventricle of the brain of patients who suffer from hydrocephalus or Normal Pressure Hydrocephalus (NPH).

About Microbot Medical, Inc.

Microbot™, which was founded in 2010 and commenced operations in 2011, became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current technological platforms, ViRobTM, TipCATTM and CardioSertTM, are comprised of three highly advanced technologies, from which the Company is currently developing its first product candidate: the Self Cleaning Shunt, or SCSTM, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and focusing on the development of a Multi Generation Pipeline Portfolio (MGPP) utilizing all technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRobTM technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRobTM please visit http://www.microbotmedical.com/technology/virob/.

TipCATTM is a transformational self-propelled, flexible, and semi-disposable locomotive device providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCATTM, visit http://www.microbotmedical.com/technology/tipcat/.

CardioSertTM technology contemplates a unique combination of a guidewire and microcatheter, technologies that are broadly used for endoluminal surgery. The CardioSertTM technology features unique steering and stiffness control capabilities, and it was originally developed to support interventional cardiologists in crossing the most complex lesions called chronic total occlusion (CTO) during percutaneous coronary intervention (PCI) procedures and has the potential to be used in other spaces and applications, such as peripheral intervention, neurosurgery and urology. CardioSertTM was part of a technological incubator supported by the Israel Innovation Authorities (formerly known as the Office of the Chief Scientist, or OCS), and its device has successfully completed pre-clinical testing.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the outcome of its studies to evaluate the SCS and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contacts:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754

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